AVAYA HOLDINGS CORP.
SECOND AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AWARD AND ANY SECURITIES ISSUED PERSUANT TO THE AGREEMENT ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE MANAGEMENT STOCKHOLDERS’ AGREEMENT.
AVAYA HOLDINGS CORP. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences an Award of Restricted Stock Units (the “RSUs”) to the Award Recipient governed by the terms of the Avaya Holdings Corp. Second Amended and Restated 2007 Equity Incentive Plan (as amended from time to time, the “Plan”), subject to the terms set forth below and in the Plan, which is incorporated herein by reference; and (ii) agrees with Avaya Holdings Corp. (the “Company”) as follows:

1.
Preliminary Matters. By acceptance of the terms hereof, the Award Recipient agrees to become a party to and be bound by the terms of the Management Stockholders’ Agreement, dated October 26, 2007 by and among the Company and certain stockholders of the Company (the “Stockholders’ Agreement”); provided, however, that the terms of Section 4 of the Stockholders’ Agreement shall not apply to the Award Recipient.

2.	Effective Date. The grant date for the Award is as set forth in the table above (the “Grant Date”).

3.
Shares Subject to Award. The Award consists of the right to receive, on the terms set forth herein and in the Plan and except as otherwise provided in Section 5 below, one share (a “Share”) of Stock of the Company with respect to each RSU forming part of the Award. Subject to adjustment pursuant to Section 7 of the Plan, the Award covers the number of RSUs as set forth in the table above.

4.	Meaning of Certain Terms. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

5.	Delivery of Shares.

a.	Vesting. The Award is vested and non-forfeitable as of the Grant Date.

b.
Distribution. With respect to each vested RSU and subject to adjustment pursuant to Section 7 of the Plan, the Company shall deliver one Share on the date on which the Award Recipient ceases to be a Director of the Company.

6.
Effect of Covered Transaction. In the event a Covered Transaction that is not a Change in Control occurs the RSUs, unless previously distributed pursuant to Section 5 above, and unless assumed in the transaction, shall automatically be converted into the right to receive from the surviving or acquiring entity (or, if so arranged by the Administrator, from an affiliate thereof), on the same payment schedule as is specified in Section 5 above and otherwise subject to the terms and conditions of this Award, cash (or, in the Administrator’s discretion, securities or other property, including Stock) on a basis that in the Administrator’s judgment as closely as possible under the circumstances, and on a basis that complies with the requirements of Section 409A, effectuates the intent of the Award, adjusted in such manner as the Administrator shall have prescribed prior to the Covered Transaction for notional interest or other notional investment experience for the period between the Covered Transaction and payment.

7.
Dividends, etc.. If while the Award Recipient still holds the Award and prior to delivery of any Shares under the Award, the Company makes a dividend or other distribution with respect to the Stock, the Award Recipient shall be entitled, subject to withholding of tax by the Company pursuant to Section 8 below, to a payment in lieu of such dividend or other distribution (which in-lieu-of payment shall be in cash to the extent the dividend or other distribution was in cash, and otherwise in such form as the Administrator shall determine) equal on a per-Share amount to the per-Share amount of the dividend or other distribution paid by the Company with respect to one Share of outstanding Stock.

8.
Certain Tax Matters. The Award Recipient expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The Award Recipient also expressly acknowledges that, unless applicable law provides otherwise, the Award Recipient (i) may be subject to FICA tax upon the vesting of the RSUs underlying the Award and, if applicable, will promptly pay to the Company, upon demand, the full amount of such tax unless the Company determines instead that it will (a) hold back Shares from an award or permit the Award Recipient to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate) or (b) withhold such tax from other payments owed to the Award Recipient, and (ii) may be subject to income tax and related withholding requirements with respect to the Award at such time as cash or property is delivered with respect to the Award (unless required to include amounts in income prior thereto by reason of Section 409A or otherwise). The Award Recipient agrees that the Award Recipient’s rights hereunder are subject to the Award Recipient promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, as the Administrator so determines) all taxes required (if any) to be withheld in connection with the Award.

9.
Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.
Acknowledgement. The Award Recipient confirms that he or she has been provided adequate opportunity to review the RSU grant awarded to him or her under the Plan, including this Agreement and the Stockholders’ Agreement. The Award Recipient understands that clicking the appropriate box, “Accept” for acceptance or “Reject” for rejection, indicates his or her irrevocable election to accept or reject, as applicable, the terms of the grant as set forth in this Agreement. By acceptance of the Award, the Award Recipient agrees to become a party to (or remain, if the Award Recipient is already a party to), and be bound by the terms of, the Stockholders’ Agreement. The Award Recipient further acknowledges and agrees that (i) this is an electronic agreement, (ii) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (iii) any such electronic signature shall be binding against the Company and shall create a legally binding agreement when this Agreement is accepted by the Award Recipient.

11.
Acceptance of Agreement. In order for this Award to become effective, the Award Recipient must acknowledge acceptance of the Agreement within 60 days from the Grant Date. If the foregoing does not occur by such date, then the Award may be cancelled at the discretion of the Company.

Agreed to as of the Grant Date
The foregoing Restricted Stock Unit
Award Agreement is hereby accepted:
AVAYA HOLDINGS CORP.

By:___________________________

Avaya Holdings Corp. – Proprietary and Confidential
1-PH/2786511.1